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                                                                       EXHIBIT 5



                        [LETTERHEAD OF STANLEY S. STROUP
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             WELLS FARGO & COMPANY]



December 22, 2000


Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, of 4,000,000 shares of its common stock, par value of $1-2/3 per share, and associated preferred stock purchase rights (such shares and rights collectively the "Shares"), that may be issued under the Wells Fargo Financial Thrift and Profit Sharing Plan (the "Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. The Company is a corporation duly organized and existing under the laws of the state of Delaware.

2. The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stanley S. Stroup